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                                                                  Exhibit 99(e)

                           Entergy New Orleans, Inc.
             Computation of Ratios of Earnings to Fixed Charges and
      Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                              1994      1995     1996     1997     1998     1999
Fixed charges, as defined:
  Total Interest                                              $18,272  $17,802  $16,304  $15,287  $14,792  $14,680
  Interest applicable to rentals                                1,245      916      831      911    1,045    1,281
                                                              ----------------------------------------------------
Total fixed charges, as defined                                19,517   18,718   17,135   16,198   15,837   15,961

Preferred dividends, as defined (a)                             2,071    1,964    1,549    1,723    1,566    1,566
                                                              ----------------------------------------------------

Combined fixed charges and preferred dividends, as defined    $21,588  $20,682  $18,684  $17,921  $17,403  $17,527
                                                              ====================================================
Earnings as defined:

  Net Income                                                  $13,211  $34,386  $26,776  $15,451  $16,137  $18,961
  Add:
    Provision for income taxes:
     Total                                                      4,600   20,467   16,216   12,142   10,042   13,030
    Fixed charges as above                                     19,517   18,718   17,135   16,198   15,837   15,961
                                                              ----------------------------------------------------

Total earnings, as defined                                    $37,328  $73,571  $60,127  $43,791  $42,016  $47,952
                                                              ====================================================

Ratio of earnings to fixed charges, as defined                   1.91     3.93     3.51     2.70     2.65     3.00
                                                              ====================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                 1.73     3.56     3.22     2.44     2.41     2.74
                                                              ====================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

(b) Earnings for the twelve months ended December 31, 1991 include the $90 million effect of the 1991 NOPSI Settlement.



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